Filed Pursuant to Rule 424(b)(3)
Registration #333-133190
PROSPECTUS SUPPLEMENT NO. 1
DATED DECEMBER 14, 2006
TO THE PROSPECTUS DATED MAY 8, 2006
OF ENTREMED, INC.
     This prospectus supplement supplements information in the “Selling Stockholders” section of our prospectus dated May 8, 2006.
     The sole purpose of this prospectus supplement is to modify the “Selling Stockholders” section beginning on page 12 of the prospectus to reflect the distribution of shares of our common stock by 5AM Ventures, LLC and 5AM Co-Investors, LLC, selling stockholders, to their partners, and the addition of these partners as selling stockholders. Certain of these partners are already selling stockholders.
     This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified in its entirety by reference to the prospectus except to the extent that the information herein modifies or supersedes the information contained in the prospectus. Except as amended by this prospectus supplement, the “Selling Stockholder” section of the prospectus is not affected by this prospectus supplement.
     Our common stock is quoted on the NASDAQ National Market and traded under the symbol “ENMD.”
     Our principal executive offices are located at 9640 Medical Center Drive, Rockville, Maryland 20850 and our telephone number is (240) 864-2600.
     Consider carefully the risk factors beginning on page 4 of the prospectus before investing in our securities.
     Capitalized terms used in this prospectus supplement and not otherwise defined herein shall have the same meaning specified in the prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the prospectus and this prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is December 14, 2006.

SELLING STOCKHOLDERS
     The references to 5AM Ventures, LLC and 5AM Co-Investors, LLC in the selling stockholder table in the section entitled “Selling Stockholders” beginning on page 12 of the prospectus are hereby amended and replaced to reflect the distribution by each of 5AM Ventures, LLC and 5AM Co-Investors, LLC of a portion of its holdings of our common stock to its respective partners. The selling stockholder table is hereby supplemented to include the entities and individuals who received these distributions and each of their holdings of distributed shares as of December 14, 2006.
     The following table sets forth as of December 14, 2006, the name of each of the entities and individuals who received shares as a result of the distribution (including certain entities and individuals previously identified in the prospectus as selling stockholders), the number of distributed shares owned by each of these selling stockholders, and the number of distributed shares owned by each of these selling stockholders that may be offered for sale from time to time by the prospectus, as supplemented.
     In the case of entities and individuals previously identified as selling stockholders (excluding 5AM Ventures, LLC and 5AM Co-Investors, LLC), the following table sets forth only holdings of shares received as a result of the distribution by 5AM Ventures, LLC and 5AM Co-Investors, LLC, and does not include any shares of our common stock previously reported in the prospectus. In the case of 5AM Ventures, LLC and 5AM Co-Investors, LLC, the following table sets forth the number of shares of our common stock previously reported in the prospectus that were retained by 5AM Ventures, LLC and 5AM Co-Investors, LLC after the distribution described above.
     Each of 5AM Ventures, LLC and 5AM Co-Investors, LLC retained a portion of its holdings of our common stock after the distribution described above. As of December 14, 2006, 5AM Ventures, LLC and 5AM Co-Investors, LLC owned 1,065,069 and 151,830 of our common stock, respectively.
     Except the entries for 5AM Ventures, LLC and 5AM Co-Investors, LLC in the “Selling Stockholder” table, the “Selling Stockholder” table and section of the prospectus are not affected by this prospectus supplement, and this prospectus supplement should be read in conjunction with the prospectus.

	Shares of
	Common		Number of
	Stock		Shares
	Beneficially	Number of	Beneficially
	Owned Prior	Shares Being	Owned After
Selling Stockholder	to Offering(1)	Offered	Offering (2)
5AM Ventures, LLC (3)	1,065,069	1,065,069	0
5AM Co-Investors, LLC(3)	151,830	151,830	0
Bay City Capital Fund III	98,568	98,568	0
Versant Venture Capital Fund II	102,880	102,880	0
Aravis Venture I (4)	8,573	8,573	0
Next Generation Partners IV	51,439	51,439	0
Alexandria Equities, LLC	14,146	14,146	0
The Dow Employees’ Pension Plan	28,292	28,292	0
The Union Carbide Employees’ Pension Plan	18,861	18,861	0
California Emerging Ventures II, LLC (Grove Street Advisors)	85,733	85,733	0
BPEF 2 5AM Partners, LP	34,293	34,293	0
Yates Brothers	17,575	17,575	0
Agua Chiquita, L.L.C.	18,861	18,861	0
Big Trees Partners	13,005	13,005	0
Christopher Covington	433	433	0
Daschbach Family Trust	347	347	0
Francis Kelly	433	433	0
Franklin Richard Witney	433	433	0
GC&H Investments, LLC (4)	1,734	1,734	0
G&H Partners	433	433	0
Gregory and Virginia Tusher 2001 Trust	805	805	0
Hollings C. Renton	433	433	0
James McK. Armstrong	1,084	1,084	0
John Diekman	1,300	1,300	0
Jung E. Choi	260	260	0
Kenneth G. Moonie and Anne Moonie Trustees of the Moonie Family Trust Dated July 1, 1997	867	867	0
Latham & Watkins	433	433	0
Mendelson Family Trust	867	867	0
Patrick W. Jeffries	433	433	0
Roger H. Salquist and Claudia Salquist, As Trustees of the Salquist 2001 Family Trust, Est. 1/5/01	1,734	1,734	0
Santa Rita Investments	1,734	1,734	0
Tak Wah Mak (4)	1,084	1,084	0
The Bay City Capital Fund III Co-Investment Fund, L.P.	4,360	4,360	0

The Fodor Family Trust	433	433	0
The Walker Living Trust DTD 3/5/95	867	867	0
Ursula Vollenweider	433	433	0
Young Family Trust	2,601	2,601	0
Young Living Trust Dated 06/13/95	433	433	0
Clarence E. Heller Charitable Foundation	3,704	3,704	0
Edward H. Heller Trust DTD 7/20/65	2,837	2,837	0
Alfred E. Heller, as Trustee UTD 6/14/94	670	670	0
Miranda Heller, as Trustee UTD 3/30/00	1,537	1,537	0
Haley E. Tone, As Trustee UTD 6/14/06	551	551	0
Nathan H. Tone Trust, DTD 9/20/88	552	552	0
Katherine Heller, as Trustee UTD 6/14/99 (and as her sole and separate property)	1,537	1,537	0
Emilie Nicole LygrenTrust DTD 12/13/88	887	887	0
Anne Heller Anderson, as Trustee UTD 7/15/96 (and as her sole and separate property)	1,537	1,537	0
Elizabeth H. Mandell Marital Trust B DTD 6/16/97	670	670	0
VP Fund Investments 2004 LLC	1,734	1,734	0
Health Technologies Partners LLC	1,734	1,734	0
Dinesh V. Patel	114,671	114,671	0
F. Jerome Tone IV, Trustee of the F. Jerome Tone Living Trust u/d/d 5/19/03	867	867	0
Janet H. Harckham	347	347	0
Peter E. Mandell	1,970	1,970	0
Seaver Partners	1,734	1,734	0
Tusher Family Limited Partnership	4,335	4,335	0
The Thomas & Pauline Tusher 1976 Family Trust	4,335	4,335	0
John Diekman	3,630	3,630	0
Andrew Schwab	2,449	2,449	0
Scott Rocklage (4)	1,814	1,814	0
Carin Rollins	680	680	0

(1) These shares are based on information provided to us by 5AM Ventures, LLC and 5AM Co-Investors, LLC.
(2) Assumes the sale of all shares offered hereby and no other transactions in the common stock by the selling stockholders.
(3) Remaining shares held by 5AM Ventures, LLC and 5AM Co-Investors, LLC are subject to an escrow agreement dated January 10, 2006 among the Company, an Escrow Agent and the Stockholder Representative, which is scheduled to expire on January 10, 2007.
(4) Previously identified as a selling stockholder. Figures do not include shares of our common stock owned prior to the distribution by 5AM Ventures, LLC and 5AM Co-Investors, LLC and reported in our prospectus dated May 8, 2006.